Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 9, 2017, with respect to the consolidated financial statements and effectiveness of internal control over financial reporting included in this Annual Report (Form 10-K) of Southwest Bancorp, Inc. for the year ended December 31, 2016.  We hereby consent to the incorporation by reference of said reports in the following Registration Statements of Southwest Bancorp, Inc.:

1)	Registration Statement (Form S-8, No. 33-97850) pertaining to the Employee Stock Purchase Plan of Southwest Bancorp, Inc.
2)	Registration Statement (Form S-8, No. 333-155648) pertaining to the 2008 Stock Based Award Plan of Southwest Bancorp, Inc.

/s/ BKD, LLP

Oklahoma City, Oklahoma

March 9, 2017